EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 of our reports dated November 9, 2006 relating to the financial statements and financial statement schedule of CHS Inc. and subsidiaries, which appear in such Registration Statement. We also consent to the reference to us under the headings “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
December 12, 2006